Exhibit 99.2

BroadSoft, Inc.

SUPPLEMENTAL INFORMATION FOR DILUTED INCOME PER SHARE CALCULATION
In June 2011, BroadSoft, Inc. (the “Company”) issued $120.0 million aggregate principal amount of 1.50% convertible senior notes due 2018 (the “2018 Notes”). In September 2015, in connection with the issuance of the 2022 Notes (as defined below), the Company repurchased $50.9 million aggregate principal amount of the 2018 Notes and, accordingly, $69.1 million aggregate principal amount of the 2018 Notes is currently outstanding. The 2018 Notes have a net share settlement feature requiring the Company, upon conversion, to settle the principal amount of the 2018 Notes for cash and the conversion premium in shares of the Company's common stock when the average common stock price, as reported on the NASDAQ Stock Market, exceeds the conversion price of the 2018 Notes. The 2018 Notes are included in the Company’s calculation of diluted net income per share if their inclusion is dilutive under the treasury stock method.
In September 2015, the Company issued $201.3 million aggregate principal amount of 1.00% convertible senior notes due 2022 (the “2022 Notes”). The 2022 Notes have a similar net share settlement feature; provided, however, upon conversion, the Company has the option to settle the conversion premium in cash or for shares of the Company's common stock, although the Company intends to pay the principal amount in cash. The 2022 Notes are included in the Company’s calculation of diluted net income per share if their inclusion is dilutive under the treasury stock method.
For more information regarding the 2018 Notes and 2022 Notes, please see Note 8 to the Unaudited Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, to be filed with the Securities and Exchange Commission on August 1, 2016.
The table below sets forth the aggregate impact of the 2018 Notes and 2022 Notes on the Company’s total diluted outstanding share count at various hypothetical stock prices, based on the conversion prices of $41.99 per share for the 2018 Notes and $38.72 per share for the 2022 Notes. This table is provided for illustrative purposes only and should not be interpreted as a prediction regarding the Company’s future stock price.

Stock Price	Outstanding Share Impact (in 000’s)
$35.00	—
$36.00	—
$37.00	—
$38.00	—
$39.00	37
$40.00	166
$41.00	289
$42.00	406
$43.00	556
$44.00	698
$45.00	835
$46.00	966
$47.00	1,091
$48.00	1,210
$49.00	1,325
$50.00	1,436
$51.00	1,542
$52.00	1,644
$53.00	1,742
$54.00	1,836
$55.00	1,927